Exhibit 99.1

NEWS RELEASE

Media Contact

Drew Prairie

512-602-4425

drew.prairie@amd.com

Investor Contact

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

AMD Announces Private Offering of $500 Million

of Senior Notes

SUNNYVALE, Calif. — February 20, 2014 — Advanced Micro Devices, Inc. (NYSE: AMD) today announced that it intends to commence a private offering, subject to market and other conditions, of $500 million aggregate principal amount of senior notes due 2019. AMD intends to use the net proceeds received in the offering to repurchase up to $425 million aggregate principal amount of its outstanding 6.00% Convertible Senior Notes due 2015 through a tender offer which was launched on February 20, 2014. AMD intends to use remaining net proceeds to repurchase up to a maximum of $200 million aggregate principal amount of AMD’s outstanding 8.125% Senior Notes due 2017 through a tender offer which was also launched on February 20, 2014. To the extent AMD will have net proceeds after the completion of the tender offers, it will use such net proceeds to redeem, repurchase or otherwise retire other outstanding debt.

The new senior notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended. Unless so registered, the new senior notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About AMD

AMD (NYSE: AMD) is a semiconductor design innovator leading the next era of vivid digital experiences with its groundbreaking AMD Accelerated Processing Units (APUs) that power a wide range of computing devices. AMD’s server computing products are focused on driving industry-leading cloud computing and virtualization environments. AMD’s superior graphics technologies are found in a variety of solutions ranging from game consoles, PCs to supercomputers. For more information, visit http://www.amd.com.

Cautionary Statement

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect current expectations and projections about future events, including whether the offering is completed on the terms specified or at all and AMD’s anticipated use of proceeds from the offering, and thus involve uncertainty and risk. It is possible that future events may differ from expectations due to a variety of risks and other factors such as those described in AMD’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013, as filed with the U.S. Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made in light of AMD’s experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. AMD does not intend to update any particular forward-looking statements contained in this news release.

AMD, the AMD Arrow logo and combinations thereof are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and may be trademarks of their respective owners.